Exhibit 3

SERIES B PREFERRED STOCK SUBSCRIPTION AGREEMENT

This SERIES B PREFERRED STOCK SUBSCRIPTION AGREEMENT (this “Agreement”), dated as of February 28, 2013 (the “Signing Date”), is entered into by and among Dial Global, Inc., a Delaware corporation (the “Company”) and each of the undersigned purchasers (each, a “Holder Party”).

RECITALS

WHEREAS, the Company desires to issue to each Holder Party, and each Holder Party desires to purchase from the Company, either (x) the number of shares of 17.5% Series B Preferred Stock, par value $.01 per share, of the Company (the “Series B Preferred Stock”) listed opposite the name of such Holder Party on Schedule I attached hereto or (y) such number of shares of the Company’s Common Stock, par value $.01 per share (the “Common Stock,” and together with the Series B Preferred Stock, the “New Company Securities”), as agreed by the Company and the Holder Parties on or prior to the Effective Date (as defined herein) at a price per share of $1,000 in the case of the Series B Preferred Stock and a purchase price per share to be agreed upon by the Holder Parties and the Company in the case of the Common Stock for an aggregate purchase price set forth opposite such Holder Party’s name on Schedule I attached hereto (the “Purchase Price”); and

WHEREAS, substantially concurrently herewith:

(a) the Company and the lenders under its Credit Agreement, dated as of October 21, 2011, by and among the Company, General Electric Capital Corporation, in its capacities as administrative agent and collateral agent, ING Capital LLC, as syndication agent, GE Capital (or its designated affiliate or successor) as L/C Issuer and each of the lenders and the other parties thereto, have executed and delivered that certain Amended and Restated Credit Agreement, dated as of the Signing Date, among the Company, General Electric Capital Corporation, in its capacities as administrative agent and collateral agent and each of the lenders and other parties party thereto (the “First Lien Credit Agreement”);

(b) the Company and certain of the lenders under its Second Lien Credit Agreement, dated as of October 21, 2011 by and among the Company, Cortland Capital Market Services LLC, as administrative agent and collateral agent, Macquarie Capital (USA) Inc., as syndication agent and each of the lenders and other parties party thereto (the “Existing Second Lien Credit Agreement”) have executed and delivered that certain Amended and Restated Second Lien Credit Agreement, dated as of the Signing Date, among the Company, the administrative agent, the syndication agent and each of the lenders and other parties party thereto (the “Amended and Restated Second Lien Credit Agreement”);

(c) The Company and the lenders under the Existing Second Lien Credit Agreement (the “Second Lien Holders”) have executed and delivered that certain Priority Second Lien Credit Agreement, dated as of the Signing Date, among the Company, the administrative agent, the syndication agent and each of the lenders and other parties party thereto (the “Priority Second Lien Credit Agreement”);

(d) The Company and the Second Lien Holders have entered into that certain Exchange and Contribution Agreement (the “Second Lien Exchange Agreement”), dated as of the Signing Date, among the Company and the Second Lien Holders pursuant to which the Second Lien Holders have agreed to exchange (the “Second Lien Exchange”) certain obligations under the Existing Second Lien Credit Agreement for (A) shares of the Company’s 15% Series A Preferred Stock, par value $.01 per share (the “Series A Preferred Stock”), (B) shares of the Company’s Series B Preferred Stock, 17.5 % Series C Preferred Stock, par value $.01 per share (the “Series C Preferred Stock”) and 17.5% Series D Preferred Stock, par value $.01 per share (the “Series D Preferred Stock”) (in each case, to the extent that shares of such series of preferred stock are issued pursuant to the terms of the PIK Exchange Agreement (defined below) and/or the Existing Preferred Stock Reclassification (defined below)) and (C) warrants to purchase the Company’s Common Stock ;

(e) The Company and holders of the Company’s Senior Subordinated Unsecured PIK Notes, dated October 21, 2011 (the “PIK Note Holders”) (the “PIK Exchange Agreement”), dated as of the Signing Date, among the Company and the PIK Note Holders pursuant to which the PIK Note Holders have agreed to exchange the Company’s Senior Subordinated Unsecured PIK Notes, dated October 21, 2011 held by such PIK Note Holders for (x) shares of Series C Preferred Stock of the Company or (y) shares of the Company’s Common Stock, to the extent agreed by the Company and the PIK Note Holders on or prior to the Effective Date (the “PIK Exchange”); and

WHEREAS, on the Effective Date, the existing shares of Series A Preferred Stock, and all accrued and unpaid dividends thereon, are expected to be reclassified and exchanged into shares of the Company’s Series D Preferred Stock or shares of the Company’s Common Stock to the extent agreed upon by the Company and the holders of the outstanding Series A Preferred Stock effective upon the filing of the Second Amended and Restated Certificate of Incorporation of the Company (the “Existing Preferred Reclassification”); and

WHEREAS, the Holder parties have agreed to purchase from the Company the New Company Securities on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein, the parties agree as follows:

ARTICLE 1.

ISSUANCE AND PURCHASE

1.1 Issuance and Purchase of New Company Securities. On the terms and subject to the conditions contained herein, in reliance on the representations, warranties and other agreements contained herein, on the Effective Date, the Company hereby agrees to (A) issue to the Holder Parties, and each Holder Party hereby, severally and not jointly, agrees to purchase from the Company either (x) the number of shares of Series B Preferred Stock listed opposite the name of such Holder Party on Schedule I attached hereto for the aggregate Purchase Price set forth opposite such Holder Party’s name on Schedule I attached hereto or (y) such number of shares of Common Stock as shall be determined by dividing the aggregate Purchase Price set forth opposite such Holder Party’s name on Schedule I attached hereto divided by the per share Common Stock purchase price, if any, agreed to by the Company and such Holder Party and (B) reimburse the Holder Parties for reasonable out-of-pocket documented expenses pursuant to Section 6.3 hereof. Notwithstanding the foregoing, the Company and each Holder Party agrees that the number of New Company Securities to be purchased by each Holder Party shall be proportionately reduced in the event that the preemptive rights to purchase the Company’s capital stock pursuant to the Amended and Restated Investors Rights Agreement, dated as of October 21, 2011, among the Company, Gores Radio Holdings, LLC and the other investors party thereto are exercised by the Investor Stockholders (as defined therein). In the event of the exercise of such rights, the obligations of each Holder Party to purchase, and the Company to sell, New Company Securities pursuant to the terms hereof, and the Purchase Price payable in respect of such New Company Securities, shall be deemed to have been amended to reflect such adjustment. Notwithstanding Section 3.2 hereof, in connection with and as a condition to the receipt of the New Company Securities each Holder Party and the Company shall execute that certain Stockholders Agreement dated as of the Signing Date by and among the Holder Parties, the Company and all other holders of equity securities of the Company issued on the Effective Date (the “Stockholders Agreement”). The obligation of each Holder Party shall be several and not joint, and no Holder Party shall be liable or responsible for the acts or omissions of any other Holder Party under this Agreement.

ARTICLE 2.

THE CLOSING

Upon the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the Effective Date at the offices of Milbank, Tweed, Hadley & McCloy LLP, 601 South Figueroa Street, 30th Floor, Los Angeles, CA 90017-5735 subject to the prior or concurrent satisfaction of all of the closing conditions of the parties set forth in Section 3.2 of this Agreement. On the Closing Date, the Company will deliver to each Holder Party a certificate or certificates, registered in such Holder Party’s name, representing the number of New Company Securities purchased hereunder, in exchange for payment by the Holder Party of the Purchase Price therefor by check payable to the Company or by wire transfer per the Company’s instructions.

ARTICLE 3.

CONDITIONS TO EFFECTIVENESS

3.1 Effective Date. The “Effective Date” shall be the first date on or after April 16, 2013 on which each condition precedent set forth in Section 3.2 below has been satisfied (or shall be satisfied contemporaneously with the Exchange). Unless otherwise agreed by the parties hereto, if the Effective Date shall not have occurred on or prior to April 16, 2013, this Agreement shall automatically terminate and cease to be of further force or effect.

3.2 Conditions Precedent to Effective Date. The occurrence of the Effective Date and the obligation of the Company to sell and each Holder Party to purchase the New Company Securities on the Effective Date is subject to the satisfaction or due waiver of each of the following conditions precedent:

(a) The consummation of each of the Restructuring Transactions (as defined in the Amended and Restated Second Lien Credit Agreement) other than the transactions described herein.

(b) The Company and the parties thereto shall have entered into the Stockholders Agreement, substantially in the form attached hereto as Exhibit A.

(c) The Second Amended and Restated Certificate of Incorporation of the Company, setting for the powers, preferences, rights and restrictions of the Company’s Preferred Stock and in substantially the form attached hereto as Exhibit B, shall have been filed with the Secretary of State of the State of Delaware.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to each Holder Party as of the date hereof and as of the Effective Date as follows:

4.1 Authority. The Company (i) is duly incorporated or organized, validly existing and in good standing under the laws of the State of Delaware and (ii) has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

4.2 Due Authorization. The execution and delivery of this Agreement and the performance by the Company of its obligations hereunder have been duly authorized by all necessary corporate action, including any necessary approval by its board of directors or other governing body and shareholders, to the extent such approval is required, and no other corporate approvals are necessary for the execution and delivery of this Agreement and the performance of its obligations provided for herein. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of it, enforceable against it in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Upon delivery in accordance with the terms hereof, the New Company Securities will constitute duly authorized, fully paid and nonassessable shares of capital stock of the Company issued in compliance with all Securities laws (assuming the accuracy of the representations made by the Holder Parties herein and the compliance of such Holder Parties with the transfer restrictions contained in the Stockholders Agreement).

4.3 No Conflicts; No Consents Required. The issuance of the New Company Securities pursuant to the terms hereof and the compliance by the Company with the terms hereof will not (i) violate the provisions of any order, judgment or decree of any court or other governmental agency or any arbitrator applicable to the Company; (ii) violate the provisions of the certificate of incorporation or bylaws of the Company; (iii) result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract or agreement to which the Company is a party or by which the Company is bound; or (iv) violate any provision of law of the United States of America or any state thereof that is binding on the Company.

4.4 Capitalization. Immediately after the Effective Date, and upon the consummation of the transactions contemplated by this Agreement, the authorized capital stock of the Company will consist of: (1) 5,000,000,000 shares of Common Stock of which 57,031,961 shall be issued and outstanding immediately after the Effective Date, and (2) 63,000 shares of Series A Preferred Stock, of which 62,871 shares shall be issued and outstanding, 21,000 shares of Series B Preferred Stock, of which 20,497 shares shall be issued and outstanding, 47,000 shares of Series C Preferred Stock, of which 46,386 shares shall be issued and outstanding and 15,000,000 shares of Series D Preferred Stock, of which 13,941,921 shares shall be issued and outstanding, in each case, immediately after the Effective Date (assuming in the case of (1) and (2) that shares of the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock are issued pursuant to the PIK Exchange Agreement, the Second Lien Exchange Agreement and/or the Existing Preferred Stock Reclassification).

4.5 No Litigation. There is not in effect any writ, judgment, decree, injunction or similar order of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any state, city or other political subdivision thereof or law, statute, rule, regulation or ordinance restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES OF HOLDER PARTIES

Each Holder Party, severally and not jointly, hereby represents and warrants to the Company as follows:

5.1 Authority. Such Holder Party is duly organized under the laws of its state of organization and has full corporate or other organizational power and authority to enter into and to perform its obligations under this Agreement in accordance with its terms.

5.2 Due Authorization. The execution, delivery and performance of this Agreement by such Holder Party has been duly authorized by all necessary corporate or other action on the part of such Holder Party, and this Agreement is legally binding upon such Holder Party in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5.3 No Conflict. The execution, delivery and performance by such Holder Party of this Agreement and the transactions contemplated hereby will not (i) violate the provisions of any order, judgment or decree of any court or other governmental agency or any arbitrator applicable to such Holder Party; (ii) violate the provisions of the formation and charter documents of such Holder Party; (iii) result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract or agreement to which such Holder Party is a party or by which such Holder Party is bound; or (iv) violate any provision of law of the United States of America or any state thereof that is binding on such Holder Party.

5.4 Purchase Entirely for Own Account. The New Company Securities to be purchased by such Holder Party will be acquired solely for investment for such Holder Party’s own account, not as a nominee or agent, and not with a view to any distribution thereof within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”), and not with a view to any illegal resale or distribution of any part thereof.

5.5 Accredited Investor. Such Holder Party is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated pursuant to the Securities Act.

5.6 Investment Experience. Such Holder Party (i) has the knowledge and experience in financial and business matters so as to be capable of evaluating the merit and risk of such Holder Party’s investment in the Company and of making an informed decision with respect thereto; (ii) has adequate means of providing for current needs and possible contingencies without resorting to the sale of the New Company Securities; (iii) is able to bear the economic risk of an investment in the Company (including, without limitation, the loss of the entire value of such investment); and (iv) understands that an investment in the Company is an illiquid investment (and may remain so indefinitely) and has no need for liquidity of the investment made in the Company.

5.7 Restricted Securities. Such Holder Party understands that (i) the New Company Securities have not been registered under the Securities Act, or registered or qualified under any state securities laws; (ii) that there is no established market for the New Company Securities; (iii) transfer of the New Company Securities will be restricted pursuant to the terms of the Second Amended and Restated Certificate of Incorporation of the Company and the Stockholders Agreement; and (iv) the New Company Securities may not be offered for sale, sold, delivered after sale, transferred, pledged, or hypothecated (a) unless qualified and registered under the federal securities laws and applicable state securities laws or unless there is an exemption from such qualification and registration requirements and (b) other than in compliance with the terms of the Second Amended and Restated Certificate of Incorporation of the Company and the Stockholders Agreement.

5.8 Advisors and Counsel. Such Holder Party has reviewed with its own tax advisors the federal, state and local tax consequences of this Agreement, where applicable, and the transactions contemplated by this Agreement. Such Holder Party is relying solely on such advisors and not on any statements or representations of the Company or any of its respective agents and understands that it (and not the Company) shall be responsible for its own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement. Such Holder Party acknowledges that it has had the opportunity to review this Agreement with its own legal counsel. Such Holder Party is relying on its legal counsel and not on any statements or representations of the Company or any of the Company’s agents for legal advice with respect to this investment or the transactions contemplated by this Agreement. Such Holder Party and its advisors have been given the opportunity to ask questions of, and receive answers from, the members, managers, officers and employees of the Company concerning the affairs, business, prospective business and financial condition of the Company and all such questions have been answered to the satisfaction of such Holder Party and its advisors. Such Holder Party and its advisors have conducted such investigations in making a decision to purchase the New Company Securities and enter into this Agreement as such Holder Party and its advisors deemed necessary and advisable.

ARTICLE 6.

MISCELLANEOUS

6.1 Survival. All representations and warranties in this Agreement shall survive the consummation of the transactions contemplated by this Agreement.

6.2 Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties with respect to the purchase of the New Company Securities and supersede any and all prior agreements, arrangements and undertakings, whether written or oral, relating to such purchase. There are no provisions, undertakings, representations or warranties relative to the subject matter of this Agreement not expressly set forth herein.

6.3 Expenses. The Company acknowledges and agrees that the Holder Parties expended considerable time and expense in connection with this Agreement and the negotiation thereof. In consideration therefor, the Company shall reimburse each Holder Party for such Holder Party’s reasonable out-of-pocket documented fees and expenses incurred in connection with the transactions contemplated hereby, including, without limitation, such fees and expenses incurred in connection with the formation and organization of DG LA Members, LLC (“DG LA”) (the “Expense Reimbursement”). Such Expense Reimbursement shall be made on the Effective Date, or, if the Effective Date does not occur, on April 16, 2013. Except as set forth in the immediately preceding sentence, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transaction contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

6.4 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by email, courier, by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses, emails or facsimile numbers:

(a)	If to the Company:

Dial Global, Inc.

220 West 42nd Street

Third Floor

New York, New York 10036

Telephone: (212) 419-2888

Facsimile: (646) 285-0174 (Spencer Brown)

                  (212) 641-2198 (Melissa Garza)

Attention: Spencer Brown, Chief Executive Officer

                  Melissa Garza, General Counsel

Email: slbrown@dialglobal.com

            mgarza@dialglobal.com

With a copy to:

Milbank, Tweed, Hadley & McCloy

601 S. Figueroa Street, 30th Floor

Los Angeles, CA 90017

Telephone: (213) 892-4000

Facsimile: (213) 629-5063

Attention: Deborah Conrad, Esq.

Email: DConrad@milbank.com

(b)	If to Holder Party, to the address listed below the name of such Holder Party on its signature page hereto.

6.5 Benefit and Assignment. The Holder Parties may assign any or all of its rights hereunder, including the right to acquire the New Company Securities to DG LA, provided that DG LA and no such assignment shall release such Holder Party for its obligations to acquire the New Company Securities or pay the Purchase Price therefor. Subject to the preceding sentence and without limiting the restrictions on transfers herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company, each Holder Party and their respective permitted successors, assigns, personal or legal representatives, heirs and legatees, whether herein so expressed or not. Nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.6 Waiver. Any waiver of any provision of this Agreement shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any such rights.

6.7 Amendment. No amendment, modification or waiver of this Agreement shall be enforceable against any party hereto except by an instrument in writing signed by, or on behalf of, the Company and such party.

6.8 Construction of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual agreement, and this Agreement shall not be deemed to have been prepared by any single party hereto. The headings of the sections and subsections of this Agreement are inserted as a matter of convenience and for reference purposes only and in no respect define, limit or describe the scope of this Agreement or the intent of any section or subsection. This Agreement may be executed in one or more counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

6.9 Governing Law. This Agreement shall be enforced, governed by, and construed in accordance with the laws of the State of Delaware, regardless of the choice or conflict of laws provisions of Delaware or any other jurisdiction.

6.10 Consent to Jurisdiction and Venue. Each party hereby irrevocably and unconditionally consents and agrees that all actions, suits or other proceedings arising under or in connection with this Agreement shall be tried and litigated in the United States District Court for the District of Delaware, or in the event, but only in the event, that such court does not have jurisdiction over such action or proceeding, to the exclusive jurisdiction of the Delaware Court of Chancery (or, in the event that such court does not have jurisdiction over such action or proceeding, to the exclusive jurisdiction of the Delaware Superior Court), which courts shall have exclusive jurisdiction to hear and determine any and all claims, controversies and disputes arising out of or related to this Agreement.

To the extent permitted by applicable law, each party hereto, for itself and its property, (a) irrevocably submits to the jurisdiction of any such court and consents in advance to such jurisdiction in any action, suit or other proceeding commenced in any such court, (b) waives any right it may have to assert the doctrine of forum non conveniens or any objection that such person may have based upon lack of personal jurisdiction or improper venue and (c) consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each party hereby waives personal service of the summons, complaint or other process issued in any such action, suit or other proceeding and agrees that service of such summons, complaint and other process may be made by registered or certified mail addressed to such party at the address set forth in Section 6.4 or the signature page hereto, as appropriate, and that service so made shall be deemed completed upon the earlier of such person’s actual receipt thereof or five days after deposit in the United States mail, postage prepaid.

To the extent permitted under the applicable laws of any such jurisdiction, each party hereto hereby waives, in respect of any such action, suit or other proceeding, the jurisdiction of any other court or courts that now or hereafter, by reason of such person’s present or future domicile, or otherwise, may be available to it.

6.11 Waiver of Trial by Jury; Reference Agreement. Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. Therefore, to achieve the best combination of the benefits of the judicial system and of arbitration, and understanding they are waiving a constitutional right, each of the parties hereby knowingly, intentionally and voluntarily, with and upon the advice of competent counsel, waives, relinquishes and forever forgoes the right to a trial by jury in any action, suit or other proceeding based upon, arising out of or in any way relating to (a) this Agreement, including any present or future amendment thereof, or any of the transactions contemplated by or related to this Agreement, or (b) any conduct, act or omission of any party or its affiliates (or any of them) with respect to this Agreement, including any present or future amendment thereof, whether sounding in contract, tort or otherwise, regardless of which party initiates such action, suit or other proceeding; and each party hereby agrees and consents that any such action, suit or other proceeding shall be decided by a court trial without a jury, and that any party may file an original counterpart or a copy of this paragraph with any court as written evidence of the consent of the parties to the waiver of any right they might otherwise have to trial by jury.

6.12 Further Assurances. Each party hereto agrees to cooperate fully with the other parties hereto and, for no additional consideration, to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party, to better evidence and reflect the transactions described in this Agreement and contemplated hereby and to carry into effect the intents and purposes hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

DIAL GLOBAL, INC.

By:
Name:
Title:

OCM PRINCIPAL OPPORTUNITIES FUND III, L.P.

By: OCM Principal Opportunities Fund III GP, L.P.
Its: General Partner

By: Oaktree Fund GP I, L.P.
Its: General Partner

By:
Name:
Title:

By:
Name:
Title:

Address:

OCM Principal Opportunities Fund III, L.P.
333 South Grand Avenue
28th Floor
Los Angeles, California 90071
Attention: David Quick
Phone: 213-830-6374
Fax: 213-830-6394

OCM PRINCIPAL OPPORTUNITIES FUND IIIA, L.P.

By: OCM Principal Opportunities Fund III GP, L.P.
Its: General Partner

By: Oaktree Fund GP I, L.P.
Its: General Partner

By:
Name:
Title:

By:
Name:
Title:

Address:

OCM Principal Opportunities Fund IIIA, L.P.
333 South Grand Avenue
28th Floor
Los Angeles, California 90071
Attention: David Quick
Phone: 213-830-6374
Fax: 213-830-6394

OCM PRINCIPAL OPPORTUNITIES FUND IV, L.P.

By: OCM Principal Opportunities Fund IV GP, L.P.
Its: General Partner

By: OCM Principal Opportunities Fund IV GP Ltd.
Its: General Partner

By: Oaktree Capital Management, L.P.
Its: Director

By:
Name:
Title:

By:
Name:
Title:

Address:

OCM Principal Opportunities Fund IV, L.P.
333 South Grand Avenue
28th Floor
Los Angeles, California 90071
Attention: David Quick
Phone: 213-830-6374
Fax: 213-830-6394

GORES RADIO HOLDINGS, LLC

By: The Gores Group, LLC
Its: Manager

By:
Name:
Title:
Address: Gores Radio Holdings, LLC 10877 Wilshire Blvd, 18th Floor Los Angeles, California 90024 Attention: General Counsel Phone: 310-209-3010 Fax: 310-443-2149 Email: seisner@gores.com

SCHEDULE I*

Holder Party	Series B Preferred Stock	Purchase Price
OCM Principal Opportunities Fund III, L.P.	7,772	$7,773,370
OCM Principal Opportunities Fund IIIA, L.P.	132	$126,396
OCM Principal Opportunities Fund IV, L.P.	2,343	$2,344,756
Gores Radio Holdings, LLC	6,254	$6,255,478

*	The amounts listed in the table above are subject to change.

EXHIBIT A

Form of Stockholders Agreement

EXHIBIT B

Form of Second Amended and Restated Articles of Incorporation